         THIS SECOND SUPPLEMENTAL INDENTURE, dated as of May 8, 1997, between IMC GLOBAL INC., formerly known as IMC Fertilizer Group, Inc., a Delaware corporation (hereinafter called the "Company"), having its principal executive offices at 2100 Sanders Road, Northbrook, IL 60062, and THE BANK OF NEW YORK, a New York banking corporation, as successor trustee to NationsBank of Georgia, National Association, (the "TRUSTEE"), amends and supplements the Indenture providing for the issuance of Senior Debt Securities in series, dated as of June 15, 1993, between the Company and the Trustee (the "ORIGINAL INDENTURE") and to the extent inconsistent therewith, supersedes the Original Indenture.


                                    RECITALS

         WHEREAS, the Company and the Trustee entered into the Original Indenture to provide for the issuance of 10-3/4% Senior Notes due 2001 and 10-3/4% Series B Senior Notes Due 2001 (collectively, the "10-3/4% NOTES"); and

         WHEREAS, holders of more than a majority of the outstanding principal amount of each of the 10-3/4% Notes have consented to the execution by the Company and the Trustee of this Second Supplemental Indenture pursuant to which certain covenants in the Original Indenture shall be deleted and certain other provisions shall be amended; and

         WHEREAS, Section 9.2 of the Original Indenture provides that the Company and the Trustee may enter into one or more Supplemental Indentures to amend the Original Indenture with the written consent of the holders of a majority of the principal amount of the then outstanding securities of such series.

         NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND OF THE MUTUAL COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

         SECTION 1. DEFINITIONS, REFERENCES. Unless otherwise specifically defined herein, each term used herein which is defined in the Original Indenture shall have the meaning assigned to such term in the Original Indenture. Except as amended and supplemented hereby, all of the terms of the Original Indenture shall remain in full force and effect and are hereby confirmed in all respects. Each reference to "hereof," "hereunder," "herein," and "hereby" and each other similar reference, and each reference to "this Agreement" and each other similar reference, contained in the Original Indenture shall from and after the date hereof refer to the Original Indenture as amended by this Second Supplemental Indenture.

         SECTION 2. AMENDMENT TO ARTICLE FOUR OF THE ORIGINAL INDENTURE. Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17,
and 4.18 of the Original Indenture are hereby deleted in their entirety.

         SECTION 3.  AMENDMENT TO ARTICLE FIVE OF THE ORIGINAL INDENTURE.
Section 5.1 of the Original Indenture is hereby deleted in its entirety.

         SECTION 4.  AMENDMENT TO ARTICLE SIX OF THE ORIGINAL INDENTURE.
Section 6.1 of the Original Indenture is hereby amended by deleting paragraphs
(c), (d), (e), and (f) in their entirety. Paragraphs (g) and (h) of Section 6.1 of the Original Indenture are hereby redesignated paragraphs (c) and (d).

         SECTION 5. RATIFICATION OF PROVISIONS OF ORIGINAL INDENTURE. All provisions of the Original Indenture not specifically herein supplemented or modified are hereby ratified and reaffirmed by the Company and the Trustee.

         SECTION 6. APPLICABILITY OF SECOND SUPPLEMENTAL INDENTURE. The covenants and agreements set forth in this Second Supplemental Indenture shall, unless otherwise determined by the Company and set forth in an amendment to the Original Indenture, be applicable solely to the 10-3/4% Notes.

         SECTION 7. COUNTERPARTS. This Second Supplemental Indenture may be executed in counterparts by the parties hereto.

         SECTION 8. SECTION HEADINGS. The Section headings in this Second Supplement Indenture are inserted for convenience only and shall not be part of this instrument.

         SECTION 9. GOVERNING LAW. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

         SECTION 10. ENTIRE AGREEMENT. This Second Supplement Indenture and the Original Indenture as amended hereby constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof.

                               *    *    *    *


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

         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all of the day and year first above written.

                                  IMC GLOBAL INC.


                                  By: /s/ Marschall I. Smith
                                     -----------------------
                                  Title: Senior Vice President

Attest: /s/ Rose Maries Williams
       ---------------------
Title:  Secretary

                                  THE BANK OF NEW YORK


                                  By: /s/ Thomas B. Zakrewski
                                      -----------------------
                                  Title: Assistant Vice President

Attest: /s/ Timothy Shea
        ----------------
Title:  Assistant Treasurer


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